Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Reports 2013 Fourth Quarter and Full Year Results

	Q4 2013	Full Year 2013
Strong broadband net additions	27,800	112,250
Residential customer retention improvement	10%	61%
Sustained operating margin	48%	47%
Attractive dividend payout ratio	40%	46%

●	2013 full year free cash flow of $862.5 million within the stated guidance range
●	2014 free cash flow guidance of $725 million to $775 million, excluding pending AT&T Connecticut acquisition

Stamford, Conn., February 24, 2014 — Frontier Communications Corporation (NASDAQ: FTR) today reported fourth quarter 2013 revenue of $1,180.4 million, operating income of $257.6 million and net income attributable to common shareholders of $67.8 million, or $0.07 per share. Excluding acquisition and integration costs of $9.7 million, pension settlement costs of $3.9 million, severance costs of $2.1 million and acquisition related interest expense of $1.3 million, partially offset by discrete tax items of $6.2 million (combined impact of $4.4 million after tax), non-GAAP adjusted net income attributable to common shareholders for the fourth quarter of 2013 is $72.2 million, or $0.07 per share.

“We are very pleased with the consistent positive results we delivered every quarter in 2013,” said Maggie Wilderotter, Frontier’s Chairman and Chief Executive Officer.  “Frontier delivered record broadband net additions of 112,250 for the year and our quarterly revenue declines improved substantially from 2012.  Customer retention, average revenue per customer and broadband market share all increased in 2013 and we implemented network improvements and cost efficiencies to sustain this positive operating trend in 2014.”

Dan McCarthy, Frontier’s President and Chief Operating Officer added, “We expanded Frontier’s capabilities and services over the course of 2013, we had terrific broadband subscriber net additions and gained share in our business segment.   Our expense reductions resulted in maintaining strong operating margins while making targeted investments across the business and improving customer retention.  Our momentum has continued into 2014, and we have substantial runway for continued broadband penetration gains.”

Maggie Wilderotter concluded, “For 2013, our total shareholder return was among the highest in the telecom sector, and all of our employees are committed to driving shareholder value.  We enter 2014 with a very competitive dividend that is supported by an attractive payout ratio.  We are looking forward to the closing of the AT&T Connecticut transaction in the second half which is expected to increase our free cash flow and improve our dividend payout ratio.”

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Revenue for the fourth quarter of 2013 was $1,180.4 million as compared to $1,185.3 million in the third quarter of 2013 and $1,232.6 million in the fourth quarter of 2012.  Total revenue for the fourth quarter of 2013 declined sequentially by $4.9 million, or 0.4%, from the third quarter of 2013.  The decrease in total revenue during the fourth quarter of 2013 is primarily due to lower voice revenue, along with lower non-switched and switched access revenue, partially offset by the increase in data services revenue and subsidy revenue.

Customer revenue for the fourth quarter of 2013 of $1,044.9 million declined 0.5% sequentially as compared to $1,050.1 million in the third quarter of 2013.  Total residential revenue was $503.1 million for the fourth quarter of 2013 as compared to $506.1 million in the third quarter of 2013, a 0.6% sequential decrease in the quarter.   Total business revenue was $541.8 million for the fourth quarter of 2013 as compared to $544.0 million in the third quarter of 2013, a 0.4% decline in the quarter.

At December 31, 2013, the Company had 2,803,500 residential customers and 270,800 business customers.  For the year ended December 31, 2013, the Company improved the rate of decline in residential customers by 61% as compared to the prior year. The fourth quarter of 2013 resulted in a 10% sequential quarterly improvement, reflecting a loss of 18,700 customers as compared to 20,700 customers in the three months ended September 30, 2013 and 45,100 customers in the three months ended December 31, 2012.   The average monthly residential revenue per customer was $59.62 in the fourth quarter of 2013, an improvement of $0.06 as compared to $59.56 in the third quarter of 2013.

During the three months ended December 31, 2013, the Company improved the rate of decline in business customers by 27% as compared to the prior year, losing approximately 3,900 customers as compared to 5,300 customers in the three months ended December 31, 2012 and 3,500 customers in the three months ended September 30, 2013. During the most recent quarter, the average monthly business revenue per customer was $662.15,  or 1% higher than the third quarter of 2013.

The Company’s broadband customer net additions were 27,800 during the fourth quarter of 2013, which was the fourth consecutive quarter that exceeded the total 23,400 net additions in all of 2012. During 2013, the Company’s net additions of broadband customers were 112,250 for the full year. The Company had 1,866,700 broadband customers at December 31, 2013. The Company added 7,400 net video customers during the fourth quarter of 2013.  The Company had 385,400 video customers at December 31, 2013.

Network access expenses for the fourth quarter of 2013 were $110.6 million as compared to $104.0 million in the third quarter of 2013 and $108.5 million in the fourth quarter of 2012.

Other operating expenses for the fourth quarter of 2013 were $516.4 million as compared to $549.1 million in the third quarter of 2013 and $570.7 million in the fourth quarter of 2012.  Included in other operating expenses were severance costs of $2.1 million, $2.6 million and $17.2 million in the fourth quarter of 2013, the third quarter of 2013 and the fourth quarter of 2012, respectively.  Other operating expenses, excluding severance costs, in the fourth quarter of 2013 were lower than in the fourth quarter of 2012 by $39.2 million, primarily due to decreased compensation costs resulting from reduced headcount, lower outside service costs and lower storm related costs.

Also, during the third and fourth quarters of 2013, the Company recorded non-cash pension settlement costs of $40.3 million and $3.9 million, respectively, for the accelerated recognition of a portion of the previously unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

Depreciation and amortization for the fourth quarter of 2013 was $282.3 million as compared to $285.7 million in the third quarter of 2013  and $304.0 million in the fourth quarter of 2012. Amortization expense decreased by

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$11.2 million in the fourth quarter of 2013 as compared to the fourth quarter of 2012, primarily due to lower amortization related to the customer base that is amortized on an accelerated method.

Acquisition and integration costs of $9.7 million ($0.01 per share after tax) were incurred during the fourth quarter of 2013 in connection with the pending AT&T Connecticut transaction, as previously announced on December 17, 2013, as compared to approximately $13.5 million ($0.01 per share after tax) in the fourth quarter of 2012 in connection with the final integration work associated with the properties acquired from Verizon in July 2010.

Operating income for the fourth quarter of 2013 was $257.6 million and operating income margin was 21.8 percent as compared to operating income of $206.2 million and operating income margin of 17.4 percent in the third quarter of 2013 and operating income of $235.7 million and operating income margin of 19.1 percent in the fourth quarter of 2012.

Interest expense for the fourth quarter of 2013 was $165.6 million as compared to $163.8 million in the third quarter of 2013, and $178.9 million in the fourth quarter of 2012.  Interest expense declined, as compared to the fourth quarter of 2012, primarily due to lower average debt levels resulting from the debt refinancing activities and debt retirements during 2013.

Income tax expense for the fourth quarter of 2013 was $24.3 million as compared to $9.5 million in the fourth quarter of 2012,  an  $14.8 million increase,  principally due to higher pretax income resulting from improved operating income, the absence of losses on debt retirement and lower interest expense, as discussed above. The Company had an effective tax rate for the fourth quarter of 2013 and 2012 of 26.4% and 24.5%, respectively.  The fourth quarter of 2013 includes discrete tax items arising from changes in certain deferred tax balances,  federal research and development tax credits, non-deductible transaction costs and the net reversal of uncertain tax positions with a combined impact of $6.2 million in reduced income tax expense.

Net income attributable to common shareholders of Frontier was $67.8 million, or $0.07 per share, in the fourth quarter of 2013, as compared to $24.9 million, or $0.02 per share, in the fourth quarter of 2012.  The fourth quarter of 2013 includes acquisition and integration costs of $9.7 million, pension settlement costs of $3.9 million, severance costs of $2.1 million and acquisition related interest expense of $1.3 million, partially offset by discrete tax items of $6.2 million (combined impact of $4.4 million after tax).  Excluding the impact of the aforementioned items, non-GAAP adjusted net income attributable to common shareholders of Frontier for the fourth quarter of 2013 would be $72.2 million, or $0.07 per share, as compared to $56.5 million, or $0.06 per share, in the third quarter of 2013 and $57.0 million, or $0.06 per share, in the fourth quarter of 2012.

Capital expenditures for Frontier business operations were $150.6 million for the fourth quarter of 2013 and $634.7 million for the full year of 2013, as compared to $177.3 million in the fourth quarter of 2012 and $748.4 million for the full year of 2012.  This was in line with the Company’s guidance, following a higher amount of investment in 2012 from broadband expansion in the acquired properties.

Operating cash flow, as adjusted and defined by the Company in the attached Schedule A, was $570.2 million for the fourth quarter of 2013 resulting in an operating cash flow margin of 48.3%.  Operating cash flow, as reported, of $539.8 million has been adjusted to exclude $3.9 million of pension settlement costs, $2.1 million of severance costs, $9.7 million of acquisition and integration costs and $14.7 million of non-cash pension and other postretirement benefit costs.

Free cash flow, as defined by the Company in the attached Schedule A, was $248.2 million for the fourth quarter of 2013 and $862.5 million for the full year of 2013.  The Company’s dividend represents a payout of 40% of free cash flow for the fourth quarter of 2013 and 46% for the full year of 2013.

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Working Capital

At December 31, 2013,  the Company had a working capital surplus of $317.3 million, which includes the classification of certain debt maturing in the second quarter of 2014 of $214.4 million as a current liability.

Pension Contributions

The Company made total contributions to its pension plan for 2013 of $62.3 million, consisting of cash payments of $38.9 million and contributions of real property with a fair value of $23.4 million. We expect that we will make contributions to our pension plan of approximately $100 million in 2014.

2014 Guidance

For the full year of 2014, the Company’s expectations for capital expenditures and free cash flow for Frontier business operations are within a range of $575 million to $625 million and $725 million to $775 million, respectively.  The Company expects that absent any further legislative changes in 2014, its 2014 cash taxes will be in the range of $130 million to $160 million. Acquisition and integration costs for the pending AT&T Connecticut transaction are excluded from this guidance.  We expect to incur additional operating expenses of $140 million to $170 million and capital expenditures of $85 million to $105 million in 2014 related to acquisition and integration activities in connection with the pending AT&T Connecticut transaction.

Non-GAAP Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow.  A reconciliation of the differences between non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow, operating cash flow and adjusted operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income attributable to common shareholders of Frontier as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs.  The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that non-GAAP adjusted net income attributable to common shareholders of Frontier, free cash flow,  operating cash flow and adjusted operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income attributable to common shareholders of Frontier in the statement of operations, or cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. The Company has shown adjustments to its financial presentations to exclude losses on early extinguishment of debt, gain on sale of Mohave partnership interest, investment gains, discrete tax items, acquisition and integration costs, acquisition related interest expense, severance costs, pension settlement costs and non-cash pension and other postretirement benefit costs, as disclosed in the attached Schedules A and B, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii)

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analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure.  Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.  The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

The Company will host a conference call today at 4:30 P.M. Eastern time.  In connection with the conference call and as a convenience to investors, the Company furnished today on a Current Report on Form 8-K certain materials regarding fourth quarter 2013 results.  The conference call will be webcast and may be accessed at:

http://investor.frontier.com/events.cfm

A telephonic replay of the conference call will be available for one week beginning at 7:30 P.M. Eastern time, Monday, February 24, 2014 via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820, passcode 8066138.  A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers broadband, voice, satellite video, wireless Internet data access, data security solutions, bundled offerings and specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 27 states.  Frontier’s approximately 13,650 employees are based entirely in the United States.  More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties include, but are not limited to:  our ability to complete the acquisition of the Connecticut operations from AT&T; the ability to successfully integrate the Connecticut operations of AT&T into our existing operations; the risk that the growth opportunities and cost savings from the AT&T Transaction may not be fully realized or may take longer to realize than expected; the sufficiency of the assets to be acquired from AT&T to enable the combined company to operate the acquired business; failure to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned; the failure to obtain, delays in obtaining or adverse conditions contain in any required regulatory approvals for the AT&T Transaction; the effects of increased expenses incurred due to activities related to the AT&T Transaction; disruption from the AT&T Transaction making it more difficult to maintain relationships with customers or suppliers; the effects of greater than anticipated competition from cable, wireless and other wireline carriers that could require us to implement new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our voice customers that we cannot offset with increases in broadband subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to successfully adjust to changes in the communications industry and to implement strategies for growth; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our

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territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; the effects of changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of technological changes and competition on our capital expenditures, products and service offerings, including the lack of assurance that our network improvements in speed and capacity will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical expenses (including as a result of the impact of the Patient Protection and Affordable Care Act) and pension and postemployment expenses, such as retiree medical and severance costs, and related funding requirements; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions and/or the value of our pension plan assets which could require us to make increased contributions to the pension plan in 2014 and beyond; the effects of economic downturns, including customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing to us; our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity may affect our payment of dividends on our common shares; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; and the effects of severe weather events such as hurricanes, tornadoes, ice storms or other natural or man-made disasters. These and other uncertainties related to our business are described in greater detail in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

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TABLES TO FOLLOW

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Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended			For the year ended
($ in thousands, except per share amounts)	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012

Income Statement Data
Revenue	$1,180,369	$1,185,278	$1,232,553	$4,761,576	$5,011,853

Operating expenses:
Network access expenses	110,606	103,955	108,535	431,073	441,588
Other operating expenses (1)	516,413	549,141	570,711	2,141,068	2,234,553
Depreciation and amortization	282,275	285,701	304,044	1,169,500	1,266,807
Pension settlement costs (2)	3,854	40,309	-	44,163	-
Acquisition and integration costs (3)	9,652	-	13,533	9,652	81,737
Total operating expenses	922,800	979,106	996,823	3,795,456	4,024,685

Gain on sale of Mohave partnership interest	-	-	-	14,601	-

Operating income	257,569	206,172	235,730	980,721	987,168

Losses on early extinguishment of debt	-	-	19,300	159,780	90,363
Investment and other income, net	43	1,524	1,138	9,177	20,132
Interest expense	165,596	163,835	178,881	667,398	687,985

Income before income taxes	92,016	43,861	38,687	162,720	228,952
Income tax expense	24,261	8,461	9,488	47,242	75,638

Net income (2)(3)	67,755	35,400	29,199	115,478	153,314
Less: Income attributable to the noncontrolling
interest in a partnership	-	-	4,320	2,643	16,678

Net income attributable to common shareholders
of Frontier	$67,755	$35,400	$24,879	$112,835	$136,636

Weighted average shares outstanding	993,245	993,115	991,316	992,659	990,537

Basic net income per common share attributable
to common shareholders of Frontier (4)	$0.07	$0.04	$0.02	$0.11	$0.14

Non-GAAP adjusted net income per common share
attributable to common shareholders of Frontier (4)(5)	$0.07	$0.06	$0.06	$0.24	$0.26

Other Financial Data
Capital expenditures - Business operations	$150,603	$157,560	$177,300	$634,685	$748,407
Capital expenditures - Integration activities	-	-	15,329	-	54,097
Operating cash flow, as adjusted (5)	570,156	548,781	574,368	2,238,155	2,395,846
Free cash flow (5)	248,225	232,189	221,984	862,494	975,267
Dividends paid	99,946	99,956	99,843	399,768	399,390
Dividend payout ratio (6)	40%	43%	45%	46%	41%

(1)      Includes severance costs of $2.1 million, $2.6 million and $17.2 million for the quarters ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively, and $11.5 million and $32.0 million for the years ended December 31, 2013 and 2012, respectively.

(2)      Reflects non-cash pension settlement charges of $3.9 million ($2.4 million after tax) and $40.3 million ($25.0 million or $0.03 per share after tax) during the quarters ended December 31, 2013 and September 30, 2013, respectively, and $44.2 million ($27.4 million or $0.03 per share after tax) during the year ended December 31, 2013 for the accelerated recognition of a portion of the unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)   Reflects acquisition and integration costs of $9.7 million ($6.1 million or $0.01 per share after tax) and $13.5 million ($8.8 million or $0.01 per share after tax) for the quarters ended December 31, 2013 and 2012, respectively, and $9.7 million ($6.1 million or $0.01 per share after tax) and $81.7 million ($51.2 million or $0.05 per share after tax) for the years ended December 31, 2013 and 2012, respectively.

(4)   Calculation based on weighted average shares outstanding.

(5)   Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.

(6)   Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended			For the year ended
($ in thousands, except operating data)	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012

Selected Income Statement Data
Revenue:
Local and long distance services	$494,807	$510,080	$542,538	$2,044,631	$2,242,632
Data and internet services	472,986	471,211	453,493	1,866,461	1,805,351
Other	77,091	68,772	90,503	298,843	356,995
Customer revenue	1,044,884	1,050,063	1,086,534	4,209,935	4,404,978
Switched access and subsidy	135,485	135,215	146,019	551,641	606,875
Total revenue	$1,180,369	$1,185,278	$1,232,553	$4,761,576	$5,011,853

Other Financial and Operating Data
Revenue:
Residential	$503,125	$506,073	$521,615	$2,029,479	$2,128,859
Business	541,759	543,990	564,919	2,180,456	2,276,119
Customer revenue	1,044,884	1,050,063	1,086,534	4,209,935	4,404,978
Switched access and subsidy	135,485	135,215	146,019	551,641	606,875
Total revenue	$1,180,369	$1,185,278	$1,232,553	$4,761,576	$5,011,853

Customers	3,074,280	3,096,794	3,173,169	3,074,280	3,173,169
Residential customer metrics:
Customers	2,803,481	2,822,141	2,887,063	2,803,481	2,887,063
Revenue	$503,125	$506,073	$521,615	$2,029,479	$2,128,859
Average monthly residential revenue per customer (1)	$59.62	$59.56	$58.54	$59.30	$58.33
Customer monthly churn	1.67%	1.81%	1.62%	1.69%	1.62%

Business customer metrics:
Customers	270,799	274,653	286,106	270,799	286,106
Revenue	$541,759	$543,990	$564,919	$2,180,456	$2,276,119
Average monthly business revenue per customer	$662.15	$656.06	$652.14	$653.26	$639.13

Employees	13,650	13,937	14,659	13,650	14,659
Broadband subscribers	1,866,670	1,838,915	1,754,422	1,866,670	1,754,422
Video subscribers	385,353	377,915	346,627	385,353	346,627
Switched access minutes of use (in millions)	4,008	4,091	4,523	16,498	18,292

(1)   Calculation excludes the Mohave Cellular Limited Partnership.

Note:  As stated in our quarterly report for the period ended March 31, 2013, prior period revenue and certain operating statistics have been revised from the previously disclosed amounts to reflect the immaterial reclassification of certain revenues and the related impact on average monthly revenue per customer amounts.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in thousands)
	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$880,039	$1,326,532
Accounts receivable, net	479,210	533,704
Restricted cash	11,411	15,408
Other current assets	248,179	211,559
Total current assets	1,618,839	2,087,203

Restricted cash	2,000	27,252
Property, plant and equipment, net	7,255,762	7,504,896
Other assets - principally goodwill	7,758,883	8,114,280
Total assets	$16,635,484	$17,733,631

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$257,916	$560,550
Accounts payable and other current liabilities	1,043,671	992,970
Total current liabilities	1,301,587	1,553,520

Deferred income taxes and other liabilities	3,404,749	3,678,893
Long-term debt	7,873,667	8,381,947
Equity	4,055,481	4,119,271
Total liabilities and equity	$16,635,484	$17,733,631

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in thousands)	For the year ended December 31,
	2013	2012

Cash flows provided by (used in) operating activities:
Net income	$115,478	$153,314
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization expense	1,169,500	1,266,807
Losses on early extinguishment of debt	159,780	90,363
Pension settlement costs	44,163	-
Pension/OPEB costs	37,243	28,087
Stock based compensation expense	16,932	16,775
Gain on sale of Mohave partnership interest	(14,601)	-
Other non-cash adjustments	11,065	10,319
Deferred income taxes	(7,510)	80,501
Change in accounts receivable	50,487	43,813
Change in accounts payable and other liabilities	(6,507)	(148,906)
Change in other current assets	(80,403)	11,400
Net cash provided by operating activities	1,495,627	1,552,473

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(634,685)	(748,407)
Capital expenditures - Integration activities	-	(54,097)
Network expansion funded by Connect America Fund	(32,748)	(4,830)
Grant funds received for network expansion from Connect America Fund	63,636	65,981
Proceeds on sale of Mohave partnership interest	17,755	-
Cash transferred from escrow	31,249	102,020
Other assets purchased and distributions received, net	12,300	4,394
Net cash used by investing activities	(542,493)	(634,939)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	750,000	1,360,625
Financing costs paid	(19,360)	(27,852)
Long-term debt payments	(1,563,022)	(756,953)
Premium paid to retire debt	(159,429)	(72,290)
Dividends paid	(399,768)	(399,390)
Repayment of customer advances for construction,
distributions to noncontrolling interests and other	(8,048)	(21,236)
Net cash provided from (used by) financing activities	(1,399,627)	82,904

(Decrease)/Increase in cash and cash equivalents	(446,493)	1,000,438
Cash and cash equivalents at January 1,	1,326,532	326,094

Cash and cash equivalents at December 31,	$880,039	$1,326,532

Supplemental cash flow information:
Cash paid during the period for:
Interest	$667,753	$636,485
Income taxes	$94,161	$4,715

Non-cash investing and financing activities:
Capital lease obligations	$25,082	$26,596
Financing obligation for contributions of real property to pension plan	$23,422	$-
Reduction of pension obligation	$(23,422)	$-
Increase in capital expenditures due to changes in accounts payable	$39,847	$9,802

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the year ended
($ in thousands)	December 31,	September 30,	December 31,	December 31,
	2013	2013	2012	2013	2012

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,180,369	$1,185,278	$1,232,553	$4,761,576	$5,011,853
Less: Total operating expenses	922,800	979,106	996,823	3,795,456	4,024,685
Add: Gain on sale of Mohave partnership interest	-	-	-	14,601	-
Operating income	257,569	206,172	235,730	980,721	987,168

Depreciation and amortization	282,275	285,701	304,044	1,169,500	1,266,807
Operating cash flow	539,844	491,873	539,774	2,150,221	2,253,975

Add back:
Acquisition and integration costs	9,652	-	13,533	9,652	81,737
Pension/OPEB costs (non-cash) (1)	14,685	13,950	3,867	37,243	28,087
Pension settlement costs (2)	3,854	40,309	-	44,163	-
Severance costs	2,121	2,649	17,194	11,477	32,047

Subtract:
Gain on sale of Mohave partnership interest	-	-	-	14,601	-
Adjusted operating cash flow	570,156	548,781	574,368	2,238,155	2,395,846

Add back:
Interest and dividend income	133	382	594	2,401	3,753
Stock based compensation	4,371	3,634	3,825	16,932	16,775

Subtract:
Cash paid (refunded) for income taxes	11,486	(787)	622	94,161	4,715
Capital expenditures - Business operations (3)	150,603	157,560	177,300	634,685	748,407
Interest expense (4)	164,346	163,835	178,881	666,148	687,985
Free cash flow	$248,225	$232,189	$221,984	$862,494	$975,267

Operating income margin (Operating income
divided by revenue)
As Reported	21.8%	17.4%	19.1%	20.6%	19.7%
As Adjusted (5)	24.4%	22.2%	21.9%	22.4%	22.5%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	45.7%	41.5%	43.8%	45.2%	45.0%
As Adjusted	48.3%	46.3%	46.6%	47.0%	47.8%

(1)   Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $16.2 million, $20.6 million and $16.8 million for the quarters ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively, less cash pension contributions and certain OPEB costs/payments of $1.5 million, $6.6 million and $13.0 million for the quarters ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively. Reflects pension and OPEB expense, net of capitalized amounts, of $77.9 million and $66.3 million for the years ended December 31, 2013 and 2012, respectively, less cash pension contributions and certain OPEB costs/payments of $40.7 million and $38.2 million for the years ended December 31, 2013 and 2012, respectively.

(2)   Reflects non-cash pension settlement charges of $3.9 million ($2.4 million after tax) and $40.3 million ($25.0 million or $0.03 per share after tax) during the quarters ended December 31, 2013 and September 30, 2013, respectively, and $44.2 million ($27.4 million or $0.03 per share after tax) during the year ended December 31, 2013 for the accelerated recognition of a portion of the unrecognized actuarial losses in the Company’s pension plan as a result of the significant level of lump sum retirement benefit payments made during 2013.

(3)   Excludes capital expenditures for integration activities.

(4)   Excludes interest expense related to commitment fees on the bridge loan facility in connection with the pending acquisition of AT&T Inc’s. Connecticut wireline business.

(5)    Excludes acquisition and integration costs, pension and OPEB costs (non-cash), pension settlement costs, severance costs and gain on sale of Mohave partnership interest.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except per share amounts)
	For the quarter ended
	December 31, 2013		September 30, 2013		December 31, 2012
Net income attributable to common shareholders of Frontier	Net Income	Earnings Per Share	Net Income	Earnings Per Share	Net Income	Earnings Per Share

GAAP, as reported	$67,755	$0.07	$35,400	$0.04	$24,879	$0.02
Pension settlement costs	2,389	-	24,992	0.03	-	-
Losses on early extinguishment of debt	-	-	-	-	12,120	0.01
Gain on investment in Adelphia	-	-	-	-	(50)	-
Acquisition and integration costs	6,124	0.01	-	-	8,819	0.01
Severance costs	1,419	-	1,626	-	10,839	0.01
Acquisition related interest expense (1)	793	-	-	-	-	-
Discrete tax items (2)	(6,236)	(0.01)	(5,557)	(0.01)	361	-
Non-GAAP, as adjusted (3)	$72,244	$0.07	$56,461	$0.06	$56,968	$0.06

	For the year ended
	December 31, 2013				December 31, 2012
Net income attributable to common shareholders of Frontier	Net Income	Earnings Per Share			Net Income	Earnings Per Share

GAAP, as reported	$112,835	$0.11			$136,636	$0.14
Pension settlement costs	27,381	0.03			-	-
Losses on early extinguishment of debt	98,888	0.10			56,748	0.06
Gain on sale of Mohave partnership interest	(8,591)	(0.01)			-	-
Gain on investment in Adelphia	(889)	-			(6,122)	(0.01)
Acquisition and integration costs	6,124	0.01			51,167	0.05
Severance costs	7,283	0.01			20,061	0.02
Acquisition related interest expense (1)	793	-			-	-
Discrete tax items (2)	(4,993)	(0.01)			(5,306)	(0.01)
Non-GAAP, as adjusted (3)	$238,831	$0.24			$253,184	$0.26

(1)     Represents interest expense related to commitment fees on the bridge loan facility in connection with the pending acquisition of AT&T Inc’s. Connecticut wireline business.

(2)    Includes impact arising from state law changes, the net reversal of uncertain tax positions, changes in deferred tax balances, federal research and development tax credits, non-deductible transaction costs and the settlement of IRS audit.

(3)   Non-GAAP, as adjusted may not sum due to rounding.